                                                                      EXHIBIT 3C


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                            MONUMENT GALLERIES, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, Monument Galleries, Inc., a Colorado corporation, adopts the following Articles of Amendment to its Articles of Incorporation:


     FIRST: The name of the corporation is Monument Galleries, Inc.

     SECOND: The following amendment was adopted by the directors of the corporation and approved by the shareholders of the corporation, effective as of April 28, 2000, in the manner prescribed by the Colorado Business Corporation
Act:


     RESOLVED: The name of this corporation is changed to Real Estate Opportunities, Inc.


     THIRD: The amendment above will have no effect on the exchange, reclassification, or cancellation of issued shares.




DATED: April 28, 2000



                                            /s/ F. Jeffrey Krupka
                                            ---------------------------
                                            F. Jeffrey Krupka, President